CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus/Proxy Statement (the "Prospectus/Proxy") and the Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of Evergreen Municipal Trust of our report dated July 6, 1998 relating to the financial statements and financial highlights of Evergreen High Grade Municipal Bond Fund (the "Fund") appearing in the Fund's May 31, 1998 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Proxy.



/s/ PricewaterhouseCoopers LLP
--------------------------------------

PricewaterhouseCoopers LLP
160 Federal Street
Boston, Massachusetts
April 12, 1999